Exhibit 99.1

Dunkin’ Brands Announces Intention to Refinance its Existing Long-Term Debt Through a Securitization

CANTON, Mass. (January 6, 2015) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), announced today its intention to refinance its senior secured credit facilities with a new securitized financing facility.
As of September 27, 2014, the outstanding balance under Dunkin’ Brands’ senior secured credit facility was approximately $1.8 billion.  Dunkin’ Brands intends to replace its senior secured credit facility with a new securitized financing facility, expected to be comprised of $2.3 billion of senior fixed-rate term notes and $100 million of variable funding notes (collectively, the “Notes”).  The net proceeds of the securitized financing facility are expected to be used to repay all of the existing indebtedness under the senior secured credit facility, pay the transaction costs and fund the reserve accounts associated with the refinancing, and for general corporate purposes, which may include stock repurchases. The consummation of the Notes offering is subject to market and other conditions and is anticipated to close in the first quarter of 2015.

However, there can be no assurance that Dunkin’ Brands will be able to successfully complete the refinancing transaction, on the terms described or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Michelle King (Media)
Director, Global Public Relations
Dunkin’ Brands Group, Inc.
michelle.king@dunkinbrands.com
781-737-5200